For Immediate Release
Citigroup Inc. (NYSE: C)
February 25, 2007

CITI NAMES GARY CRITTENDEN AS CHIEF FINANCIAL OFFICER

New York - Citi announced today that Gary Crittenden, formerly Executive Vice President and Chief Financial Officer and head of Global Network Services at the American Express Company, will become its Chief Financial Officer. He will report directly to Charles Prince, Chairman and Chief Executive Officer, effective March 12, 2007.

“Gary has demonstrated an exceptional ability to help the organizations he has worked for to generate superior value by supporting the successful execution of their business strategies with the development and implementation of sophisticated financial strategies,” said Mr. Prince. “He has distinguished himself as one of the leading chief financial officers in business today, most recently through his tremendous contributions to American Express’ consistent performance.

“Gary’s proven record and expertise in strategic financial management, together with his substantial experience in the consumer business, will accelerate our growth across the franchise. We are delighted that he has chosen to join Citi,” Mr. Prince said.

“With global scale, scope, and a superb brand, Citi is a unique global enterprise. This may very well be the best place to serve as CFO,” said Mr. Crittenden. “Participating in the continued growth of this great company was an opportunity I felt I simply could not miss, and I could not be more pleased to join the entire Citi team at this exciting time in its long and storied history.

“Chuck has defined what I personally believe is a compelling path to drive higher levels of performance and value creation, and I look forward to working with the team here to identify productive opportunities for investing in the business while enhancing our financial disciplines and strategies. The priorities and sense of urgency are clear. I can’t wait to get started,” said Mr. Crittenden.

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Biographical Information

Gary Crittenden, 53, joined American Express in June 2000 as Executive Vice President and Chief Financial Officer. In this role, he served as a key advisor on strategic and financial matters worldwide, and represented American Express to investors, lenders, and rating agencies. In June 2005, Mr. Crittenden gained responsibility for Global Network Services, the business unit that builds and maintains partnerships with banks and other financial institutions that issue American Express-branded cards on its global network.

Prior to joining American Express, Mr. Crittenden was Chief Financial Officer of Monsanto from 1998 to 2000. He also served as CFO for Sears Roebuck & Company from 1997 to 1998 after heading Sear’s Hardware Stores business. Mr. Crittenden began his career as a consultant at Bain & Company, where he worked on a range of strategic projects in the Unites States and Germany.

Mr. Crittenden is also currently a director on the boards of UPS and Staples.

He holds a BS degree in Management from Brigham Young University and an MBA from Harvard University.

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Citi, the leading global financial services company, has some 200 million customer accounts and does business in more than 100 countries, providing consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, securities brokerage, and wealth management. Major brand names under the trademark red arc include: Citibank, CitiFinancial, Primerica, Citi Smith Barney and Banamex. Additional information may be found at www.citigroup.com or www.citi.com.

Certain statements in this document are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors. More information about these factors is contained in Citigroup’s filings with the Securities and Exchange Commission.

Contacts:
Media:
Michael Hanretta     (cell) 813-220-1438; (office) (212) 559-9466,
Shannon Bell                  (212) 793-6206

Equity Investors:
Arthur Tildesley             (212) 559-2718

Fixed Income Investors:
Maurice Raichelson       (212) 559-5091